ENRON ANNOUNCES PRICE RISK MANAGEMENT AND
PROCUREMENT OUTSOURCING AGREEMENT WITH HUNTCO
STEEL

FOR IMMEDIATE RELEASE: Monday, April 30, 2001

HOUSTON - Enron Industrial Markets and Huntco Inc. announced today the signing of definitive agreements under which over a 15-year period Enron will provide inventory price risk management services and will eventually provide more than 600,000 tons per year of hot-rolled, cold-rolled and galvanized steel products to Huntco Steel. The agreements also provide Enron access to Huntco's network of steel distribution centers nationwide.
Additionally, the agreements provide for Enron's acquisition of Huntco's cold rolling and certain coil pickling operations in Blytheville, Arkansas and the extension of a term loan from Enron to Huntco under transactions totaling $27.0 million.
All transactions are scheduled to close on or before June 30, 2001, subject to satisfactory completion of Enron's due diligence and obtaining applicable consents and approvals. Further financial terms of the transactions were not disclosed.
"These transactions with Huntco have the potential to fundamentally change the way steel is bought and sold in the United States. It gives Enron immediate access to physical steel and positions Enron geographically to serve the steel industry in a variety of ways," said Jeff McMahon, president and CEO of Enron Industrial Markets. "In addition to providing physical products on both a spot and term basis, our goals for the steel industry include developing commodity risk management products, providing structured finance products and establishing the market-making capabilities that Enron has brought to the natural gas, power and other commodity markets."
"Our steel processing business has suffered the effects of volatile steel prices since 1995. This price volatility has impaired our earnings and liquidity," said Robert J. Marischen, president and CEO of Huntco. "Enron offers creative and practical solutions to us to overcome these impediments to our success, which are reflected in the agreements announced today. This is a new beginning for Huntco Steel-allowing us the freedom to focus our resources on providing outstanding products and services at competitive prices to our customers."


Enron began offering financial steel swaps in November 2000 and today provides physical products and risk management services to both buyers and sellers of steel products. These products are available via EnronOnline or through Enron's steel commodity desk. EnronOnline offers customers a free, Internet-based system for conducting wholesale transactions with Enron as principal.
Enron is one of the world's leading electricity, natural gas and communications companies. The company, with revenues of $101 billion in 2000, markets electricity and natural gas, delivers physical commodities and financial and risk management services to customers around the world, and has developed an intelligent network platform to facilitate online business. Fortune magazine has named Enron "America's Most Innovative
Company" for six consecutive years. Enron's Internet address is www.enron.com. The stock is traded under the ticker symbol "ENE."
Huntco Inc. is the parent company of Huntco Steel, Inc., which is a major intermediate steel processor specializing in the processing of flat rolled carbon steel. Shares of Huntco Inc.'s Class A common stock are traded on the NYSE under the symbol "HCO."

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